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EXHIBIT 11.1
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                 BELDEN & BLAKE CORPORATION AND SUBSIDIARIES


                      COMPUTATION OF EARNINGS PER COMMON
                         AND COMMON EQUIVALENT SHARES



                                                                   Three months                 Nine months
                                                                ended September 30,          ended September 30,
                                                            --------------------------    --------------------------
                                                                1995           1994          1995            1994
                                                            -----------    -----------    -----------     ----------
Average  shares outstanding .......................           9,741,156      7,084,737      7,992,704       7,078,707
Net effect of conversion of stock options and
  warrants ........................................                  --             --             --              --

Total primary shares ..............................           9,741,156      7,084,737      7,992,704       7,078,707

Net effect of convertible securities ..............                  --             --             --              --

Total fully diluted shares ........................           9,741,156      7,804,737      7,992,704       7,078,707

Net income ........................................         $ 1,154,942    $ 1,079,937    $ 2,809,662    $  2,992,104

Less preferred stock dividends ....................              45,000        45,000         135,000         135,000

Net income applicable to common  shares
  primary .........................................           1,109,942     1,034,937       2,674,662       2,857,104

Plus 7.5% preferred stock dividends ...............                  --            --               --              --
Net income applicable to common  shares
  fully diluted ...................................           1,109,942     1,034,937       2,674,662       2,857,104
Earnings per common share primary .................                 .11           .15             .33             .40

Earnings per common share fully diluted  ..........                 .11           .15             .33             .40



The effects of common stock options, warrants and convertible securities have not been included in the computation as their effect is either not dilutive or antidilutive.





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